UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 28, 2014

ASTEA INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26330	23-2119058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

240 Gibraltar Road
Horsham, Pennsylvania  19044
(Address of principal executive offices, including zip code)

(215) 682-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

By unanimous written consent, on Monday, July 28, 2014, The Board of Directors (the “Board”) of Astea International Inc. (the “Corporation”), acting upon the recommendation of its Nominating and Corporate Governance Committee, appointed Mark I. Simon to be a member of the Board, effective immediately.

Mr. Simon will additionally serve as Chairman of the Nominating and Corporate Governance Committee of the Board and will be a member of the Audit Committee of the Board and the Compensation Committee of the Board.

Mr. Simon qualifies as an “Independent Director”, as defined in Listing Rule 5605(a)(2) of the NASDAQ Stock Market.   With this appointment, the Corporation has successfully regained compliance within the applicable cure period of the minimum size Audit Committee requirements, as set forth in Listing Rule 5605(c)(2)(A) and the requirement that a majority of the Board of each listed company must be comprised of Independent Directors, as set forth in Listing Rule 5605(B)(1).

Mr. Simon will be entitled to receive director compensation according to the Company’s standard arrangements for non-employee directors.  In addition, he will receive an annual grant of stock options to purchase shares of the Corporation’s common stock.  The options will be granted under the Amended and Restated 2006 Stock Option Plan pursuant to a stock option agreement between the Corporation and Mr. Simon.  He will also be reimbursed by the Corporation for reasonable out-of-pocket expenses he incurs in attending Board and committee meetings.

Mr. Simon was the founder and president of Atlantic Books from 1975 through 2012, a chain of discount books located on the East Coast of the U.S.  He liquidated the company in an orderly manner in 2012 and is currently involved in real estate and marketing ventures as an investor.  Mr. Simon obtained a Master of Science degree in Finance, as well as Bachelor of Science degree in Business Administration, both from American University in Washington, D.C.

There are no transactions in which Mr. Simon has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 28, 2014	Astea International Inc.
		By:	/s/Rick Etskovitz
		Name:	Rick Etskovitz
		Title:	Chief Financial Officer